Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. announces Board retirements and new Chairman

DENTON, Texas, August 27, 2012 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced the retirement of three members of the board of directors of Sally Beauty Holdings, Inc., James G. Berges, Kenneth A. Giuriceo and Richard J. Schnall.  Messrs. Berges, Giuriceo and Schnall are affiliated with Clayton, Dubilier & Rice, LLC, (CD&R), the Company’s former private equity partner, and have retired as members of the Board in connection with the successful exit of CD&R’s investment in Sally Beauty Holdings.

“The SBH board sincerely thanks CD&R for their contributions during their tenure with the Company” stated Gary Winterhalter, Chairman, President and CEO.  “They played a key role in our launch as a separate public company and over the last five years have been helpful business advisors to the board and management.  We wish them well in their future endeavors.”

The Board elected Gary G. Winterhalter to replace Mr. Berges as the Chairman of the Board.   Mr. Winterhalter will continue to serve as the Company’s President and CEO.  The Corporation also appointed Robert McMaster to the newly created position of Lead Independent Director of the Board.  Mr. McMaster, who joined the Board in 2006, will continue to serve as Chairman of the Board’s Audit Committee.  The Nominating and Corporate Governance Committee of the Board is actively considering candidates to fill the one vacancy on the Company’s Board of Directors resulting from the retirement of Messrs. Berges, Giuriceo and Schnall and the subsequent reduction of the size of the Board to nine members.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.3 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,300 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Netherlands, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.